Exhibit 99.1
Ranpak Holdings Corp. Reports First Quarter 2026 Financial Results
•Net revenue for the first quarter increased 11.0% year over year to $101.2 million and 4.5% year over year on a constant currency basis
•Net loss for the first quarter of $10.2 million compared to net loss of $10.9 million for the prior year period
•Adjusted EBITDA (“AEBITDA”)(1) for the first quarter of $18.9 million, an increase of 9.2%, or $1.6 million, year over year, and remained flat on a constant currency basis
•Protective Packaging Solutions (“PPS”) system placement up 0.2% year over year to approximately 144.1 thousand machines at March 31, 2026
CONCORD TOWNSHIP, Ohio, April 30, 2026 – Ranpak Holdings Corp. (NYSE: PACK) (“Ranpak” or “the Company”), a leading provider of environmentally sustainable, systems-based, product protection and end-of-line automation solutions for e-commerce and industrial supply chains, today reported its first quarter 2026 financial results.
Omar Asali, Chairman and Chief Executive Officer, commented, “I am pleased with how we started the year and how effectively we are navigating a dynamic environment.

Automation delivered an exceptional performance and the momentum there continues to accelerate, with net revenue increasing 111% year over year on a constant currency basis and excluding warrants. PPS volumes grew 0.8% year over year, driven by growth in EMEA, which exceeded the expectations we shared on our fourth‑quarter call and marks consolidated PPS volume growth in 10 of the past 11 quarters. As expected, North America faced a challenging comparison versus Q1 of last year where sales were up 33.5%, but we continued to see strong large enterprise e‑commerce activity in North America, while the distribution channel in the region was below last year’s challenging comparison.

Together, these factors contributed to net revenue growth of 11.0% or 4.5% on a constant currency basis, inclusive of a $1.7 million provision for warrants. AEBITDA increased $1.6 million or 9.2% to $18.9 million and was flat on a constant currency basis. Excluding the impact of warrants, AEBITDA increased 5.0% on a constant currency basis.

While global conflicts create additional uncertainty in the near term, we believe we are structurally well positioned. Over the past several years, we have focused on developing sustainable, differentiated, value‑added solutions for our customers. I believe we are in the right substrate, and our Automated solutions deliver meaningful efficiencies and cost savings which have become even more critical in recent months, reinforcing our confidence in our growth trajectory. We are also very pleased with the deepening relationships with Amazon and Walmart and the opportunities to expand our work with them.

Our margin initiatives are gaining traction, and we remain disciplined on cost as we work to drive continued improvements in our results. We remain focused on delivering top‑line growth while strengthening our margin profile.”
First Quarter 2026 Highlights
•Net revenue increased 11.0% year over year and increased 4.5% on a constant currency basis, including a $1.7 million, or 0.9%, non-cash reduction for warrants, compared to $0.8 million reduction in the prior period
•Net loss of $10.2 million compared to net loss of $10.9 million for the prior year period
•AEBITDA of $18.9 million is up 9.2% year over year and flat on a constant currency basis, including a $1.7 million non-cash reduction for warrants
•PPS system placement increased 0.2% year over year, to approximately 144.1 thousand machines as of March 31, 2026

Net revenue for the first quarter of 2026 was $101.2 million compared to $91.2 million for the first quarter of 2025, an increase of $10.0 million or 11.0% (4.5% on a constant currency basis) and includes a non-cash reduction of $0.9 million to void-fill and $0.8 million to automation net revenue from the provision for warrants in the current period. Net revenue was positively impacted primarily by increases in automation, void-fill, and cushioning, partially offset by a decrease in wrapping. Cushioning increased $1.4 million, or 4.0%, to $36.6 million from $35.2 million; void-fill increased $1.6 million, or 4.0%, to $41.9 million from $40.3 million; wrapping decreased $0.1 million, or 1.1%, to $9.3 million from $9.4
1 Please refer to “Non-GAAP Financial Data” in this press release for an explanation and related reconciliation of the Company’s non-GAAP financial measures and further discussion related to certain other non-GAAP metrics included in this press release.

million; and automation net revenue increased $7.1 million, or 112.7% to $13.4 million from $6.3 million for the first quarter of 2026 compared to the first quarter of 2025.
The increase in net revenue for the first quarter of 2026 compared to the first quarter of 2025 is quantified by a 6.8% increase in automation equipment sales, a 6.5% increase from foreign currency fluctuations, and a 0.8% increase in the volume of sales of our paper consumable products, partially offset by a 2.1% decrease in the price or mix of our paper consumable products and a 1.0% non-cash decrease from the provision for warrants.

The following table presents the non-cash impact that the Company’s outstanding warrants had on the Company’s results of operations during the first quarters of 2026 and 2025, respectively:

	Three Months Ended March 31,			% Change Related to Non-cash Impact of Warrants(2)
($ amounts in millions)	2026	2025	% Change
Net revenue	$101.2	$91.2	11.0%	(0.9)%
Gross profit	$34.9	$30.9	12.9%	(2.5)%
Gross margin	34.5%	33.9%
AEBITDA(1)	$18.9	$17.3	9.2%	(4.6)%
AEBITDA(1) Margin	18.7%	19.0%
(see subsequent footnotes)
(1)Please refer to “Non-GAAP Financial Data” in this press release for an explanation and related reconciliation of the Company’s non-GAAP financial measures and further discussion related to certain other non-GAAP metrics included in this press release.
(2)The non-cash reduction in revenue from warrants related to the Company’s agreements with Amazon and Walmart was $1.7 million and $0.8 million in the first quarter of 2026 and 2025, respectively.
Balance Sheet and Liquidity
Ranpak completed the first quarter of 2026 with a strong liquidity position, including a cash balance of $48.5 million and no borrowings on its $50.0 million revolving credit facility, which matures in December 2029. As of March 31, 2026, the Company had $404.9 million outstanding under its U.S. dollar-denominated first lien term facility, which matures in December 2031.
The following table presents Ranpak’s installed base of PPS systems by product line as of March 31, 2026 and 2025:

	March 31, 2026	March 31, 2025	Change	% Change
PPS Systems	(in thousands)
Cushioning	33.9	34.4	(0.5)	(1.5)
Void-Fill	87.7	86.4	1.3	1.5
Wrapping	22.5	23.0	(0.5)	(2.2)
Total	144.1	143.8	0.3	0.2
Conference Call Information
The Company will host a conference call and webcast at 8:30 a.m. (ET) on Thursday, April 30, 2026. The conference call and earnings presentation will be webcast live at the following link: https://events.q4inc.com/attendee/715712603. Investors who cannot access the webcast may listen to the conference call live via telephone by dialing (800) 715-9871 and use the Conference ID: 5140125.
A telephonic replay of the webcast also will be available starting at 11:30 a.m. (ET) on Thursday, April 30, 2026 and ending at 11:59 p.m. (ET) on Thursday, May 7, 2026. To listen to the replay, please dial (800) 770-2030 and use the passcode: 5140125.
Cautionary Notice Regarding Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are not historical facts are forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to estimates, projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this news release include, for example, statements about our expectations around the future performance of the business, including our forward-looking guidance.
The forward-looking statements contained in this news release are based on our current expectations and beliefs concerning future developments and their potential effects on us taking into account information currently available to us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks include, but are not limited to: (i) our inability to secure a sufficient supply of paper to meet our production requirements; (ii) the impact of rising prices on production inputs, including labor, energy, and freight on our results of operations; (iii) the impact of the price of kraft paper on our results of operations; (iv) our reliance on third party suppliers; (v) geopolitical conflicts and other social and political unrest or potential tariffs on the import of goods; (vi) the high degree of competition and continued consolidation in the markets in which we operate; (vii) consumer sensitivity to increases in the prices of our products, changes in consumer preferences with respect to paper products generally or customer inventory rebalancing; (viii) economic, competitive and market conditions generally, including macroeconomic uncertainty, the impact of inflation, and variability in energy, freight, labor and other input costs; (ix) the loss of certain customers; (x) our failure to develop new products that meet our sales or margin expectations or the failure of those products to achieve market acceptance; (xi) our ability to achieve our environmental, social and governance (“ESG”) goals and maintain the sustainable nature of our product portfolio and fulfill our obligations under new disclosure regimes relating to ESG matters and evolving ESG standards; (xii) our future operating results fluctuating, failing to match performance or to meet expectations; (xiii) our ability to fulfill our public company obligations; and (xiv) other risks and uncertainties indicated from time to time in filings made with the SEC.
Should one or more of these risks or uncertainties materialize, they could cause our actual results to differ materially from the forward-looking statements. We are not undertaking any obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise. You should not take any statement regarding past trends or activities as a representation that the trends or activities will continue in the future. Accordingly, you should not put undue reliance on these statements.

Ranpak Holdings Corp.
Unaudited Condensed Consolidated Statements of Operations
and Comprehensive Loss
(in millions, except share and per share data)

	Three Months Ended March 31,
	2026	2025
Net product revenue	$81.8	$77.6
Machine lease revenue	19.4	13.6
Net revenue	101.2	91.2
Cost of product sales	59.5	54.8
Cost of leased machines	6.8	5.5
Gross profit	34.9	30.9
Selling, general and administrative expenses	29.2	28.9
Depreciation and amortization expense	9.0	9.0
Other operating expense, net	0.5	1.0
Loss from operations	(3.8)	(8.0)
Interest expense	8.6	8.7
Foreign currency loss (gain)	1.3	(2.6)
Loss before income tax benefit	(13.7)	(14.1)
Income tax benefit	(3.5)	(3.2)
Net loss	$(10.2)	$(10.9)

Basic and diluted loss per share	$(0.12)	$(0.13)

Weighted average number of shares outstanding – basic and diluted	84,837,453	83,697,897

Other comprehensive loss, before tax
Foreign currency translation adjustments	$(1.3)	$(2.6)
Cross-currency swap adjustments	(0.4)	(0.6)
Total other comprehensive loss, before tax	(1.7)	(3.2)
Provision (benefit) for income taxes related to other comprehensive loss	0.6	(2.4)
Total other comprehensive loss, net of tax	(2.3)	(0.8)
Comprehensive loss, net of tax	$(12.5)	$(11.7)

Ranpak Holdings Corp.
Unaudited Condensed Consolidated Balance Sheets
(in millions, except share data)

	March 31, 2026	December 31, 2025
Assets
Current assets
Cash and cash equivalents	$48.5	$63.0
Accounts receivable, net	43.6	47.7
Inventories	33.7	30.6
Income tax receivable	4.1	1.9
Prepaid expenses and other current assets	13.8	10.6
Total current assets	143.7	153.8
Property, plant and equipment, net	135.3	138.7
Operating lease right-of-use assets, net	22.7	24.0
Goodwill	454.4	457.2
Intangible assets, net	283.0	291.8
Deferred tax assets	0.4	0.4
Other assets	67.6	59.0
Total assets	$1,107.1	$1,124.9
Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$35.1	$36.7
Accrued liabilities and other	24.8	23.9
Current portion of long-term debt	6.6	5.5
Operating lease liabilities, current	3.6	3.9
Deferred revenue	13.1	14.0
Total current liabilities	83.2	84.0
Long-term debt	396.5	396.4
Deferred tax liabilities	49.5	50.7
Derivative instruments	29.0	33.4
Operating lease liabilities, non-current	23.0	24.2
Other liabilities	1.4	1.3
Total liabilities	582.6	590.0
Commitments and contingencies – Note 13
Shareholders' equity
Class A common stock, $0.0001 par, 200,000,000 shares authorized at March 31, 2026 and December 31, 2025; shares issued and outstanding: 85,529,338 and 84,385,870 at March 31, 2026 and December 31, 2025, respectively	—	—
Additional paid-in capital	724.4	722.3
Accumulated deficit	(193.8)	(183.6)
Accumulated other comprehensive loss	(6.1)	(3.8)
Total shareholders' equity	524.5	534.9
Total liabilities and shareholders' equity	$1,107.1	$1,124.9

Ranpak Holdings Corp.
Unaudited Condensed Consolidated Statements of Cash Flows
(in millions)

	Three Months Ended March 31,
	2026	2025
Cash Flows from Operating Activities
Net loss	$(10.2)	$(10.9)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	16.8	15.1
Amortization of deferred financing costs	0.3	0.3
Deferred income taxes	(1.5)	(1.1)
Foreign currency loss (gain)	1.3	(2.6)
Stock-based compensation expense	1.3	2.1
Provision for common stock warrants	1.7	0.8
Amortization of cloud-based software implementation costs	1.1	0.9
Changes in operating assets and liabilities:
Accounts receivable	3.6	2.3
Inventories	(3.4)	(13.3)
Income tax receivable	(2.2)	(1.1)
Prepaid expenses and other current assets	(3.5)	(2.4)
Accounts payable	(1.1)	8.9
Accrued liabilities and other	1.3	1.6
Change in other assets and liabilities	(1.1)	(1.9)
Net cash provided by (used in) operating activities	4.4	(1.3)
Cash Flows from Investing Activities
Purchases of converter equipment	(7.4)	(7.3)
Purchases of other property, plant, and equipment	(0.9)	(0.2)
Cash paid for strategic investments	(10.0)	—
Net cash used in investing activities	(18.3)	(7.5)
Cash Flows from Financing Activities
Principal payments on term loans	(1.0)	(1.0)
Proceeds from hedging instruments	0.1	—
Proceeds from financing arrangements	2.7	—
Payments on financing arrangements	(0.5)	(0.1)
Payments on finance lease liabilities	(0.4)	(0.5)
Tax payments for withholdings on stock-based awards distributed	(0.7)	(1.2)
Net cash provided by (used in) financing activities	0.2	(2.8)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(0.8)	1.0
Net Decrease in Cash and Cash Equivalents	(14.5)	(10.6)
Cash and Cash Equivalents, beginning of period	63.0	76.1
Cash and Cash Equivalents, end of period	$48.5	$65.5

Non-GAAP Measures
Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and Adjusted EBITDA (“AEBITDA”)
Our unaudited condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We also present Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and adjusted EBITDA (“AEBITDA”), which are non-GAAP financial measures, because they are key measures used by our management and board of directors to understand and evaluate our operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating EBITDA and AEBITDA can provide a useful measure for period-to-period comparisons of our primary business operations. We believe that EBITDA and AEBITDA provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.
EBITDA is a non-GAAP financial measure that we calculate as net income (loss), adjusted to exclude: benefit from (provision for) income taxes; interest expense; and depreciation and amortization.
AEBITDA is a non-GAAP financial measure that we calculate as net income (loss), adjusted to exclude: benefit from (provision for) income taxes; interest expense; depreciation and amortization; stock-based compensation expense; foreign currency (gain) loss; amortization of cloud-based software implementation costs; and, in certain periods, other income and expense items.
We reconcile this data to our GAAP data for the same periods presented.
Constant Currency
We operate globally, and a substantial portion of our net revenue and operations is denominated in foreign currencies, primarily the Euro. We calculate the year over-year impact of foreign currency movements using prior period foreign currency rates applied to current year results. These “constant currency” change amounts are non-GAAP measures and are not in accordance with, or an alternative to, measures prepared in accordance with GAAP. In addition, constant currency change measures are not based on any established set of accounting rules or principles.
In calculating the Constant Currency (Non-GAAP) % Change, the current year is translated at the average exchange rate for the comparable prior year period, when comparing the current year to the prior year. We believe that our Constant Currency (Non-GAAP) % Change presentation provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.
Cautionary Notice Regarding Non-GAAP Measures
Non-GAAP measures, such as EBITDA, AEBITDA, and constant currency change, have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. In particular, non-GAAP financial measures should not be viewed as substitutes for, or superior to, net income (loss) prepared in accordance with GAAP as a measure of profitability or liquidity. Some of these limitations are:
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA and AEBITDA do not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•EBITDA and AEBITDA do not reflect changes in, or cash requirements for, our working capital needs;
•EBITDA and AEBITDA do not reflect the impact of the recording or release of valuation allowances or tax payments that may represent a reduction in cash available to us;
•AEBITDA does not consider the potentially dilutive impact of stock-based compensation, and in certain periods, other income and expense items, such as restructuring and integration costs;
•constant currency change measures exclude the foreign currency exchange rate impact on our foreign operations; and
•other companies, including companies in our industry, may calculate EBITDA, AEBITDA, and constant currency change differently, which reduces their usefulness as comparative measures.

Ranpak Holdings Corp.
Non-GAAP Financial Data
Reconciliation and Comparison of GAAP Statement of Income Data to Non-GAAP EBITDA and AEBITDA
For the First Quarter of 2026 and 2025 (in millions)
Please refer to our discussion and definitions of Non-GAAP financial measures
Dollar amounts are presented in millions. “NM” represents “not meaningful.”

	Three Months Ended March 31,				Constant Currency (Non-GAAP) % Change (6)
	2026	2025	$ Change	% Change
Net loss	$(10.2)	$(10.9)	$0.7	(6.4)	(11.0)

Depreciation and amortization expense – COS	7.8	6.1	1.7	27.9
Depreciation and amortization expense – D&A	9.0	9.0	—	—
Interest expense	8.6	8.7	(0.1)	(1.1)
Income tax benefit	(3.5)	(3.2)	(0.3)	9.4
EBITDA(1)	11.7	9.7	2.0	20.6	14.4

Adjustments(2):
Foreign currency loss (gain)	1.3	(2.6)	3.9	NM
M&A, restructuring, severance	3.0	2.9	0.1	3.4
Stock-based compensation expense	1.3	2.1	(0.8)	(38.1)
Amortization of cloud-based software implementation costs(3)	1.1	0.9	0.2	22.2
Cloud-based software implementation costs(4)	0.4	0.6	(0.2)	(33.3)
SOX remediation costs	0.1	0.6	(0.5)	(83.3)
Other adjustments(5)	—	3.1	(3.1)	(100.0)
AEBITDA(1)	$18.9	$17.3	$1.6	9.2	—
(see subsequent footnotes)
(1)Reconciliations of EBITDA and AEBITDA for each period presented are to net loss, the nearest GAAP equivalent.
(2)Adjustments are related to non-cash unusual or infrequent costs such as: effects of non-cash foreign currency remeasurement or adjustment; impairment of returned machines; costs associated with the evaluation of acquisitions; costs associated with executive severance; costs associated with restructuring actions such as plant rationalization or realignment, reorganization, and reductions in force; costs associated with the implementation of the global ERP system; and other items deemed by management to be unusual, infrequent, or non-recurring.
(3)Represents amortization of capitalized costs primarily related to the implementation of the global ERP system, which are included in SG&A.
(4)Third-party professional services and consulting fees related to post-implementation system remediation.
(5)In the first quarter of 2025, Other adjustments includes non-recurring warehouse and transitory costs incurred related to conversion services, non-recurring excess above market procurement costs, and other insignificant items.
(6)The Constant Currency (Non-GAAP) % Change excludes the impact of foreign currency translation effects when comparing to the prior year. In calculating the Constant Currency (Non-GAAP) % Change, the current year results are translated at the average exchange rate for the prior year period, which in this case was 1 Euro to 1.0521 USD. Refer to further discussion in “Non-GAAP Measures.”